Exhibit 99.1

News Release Corporate Communications

Media	Investors
Janis Smith	Bob Strickland	Jim Rowe
(415) 396-7711	(415) 396-0523	(415) 396-8216
Wednesday, January 28, 2009
WELLS FARGO REPORTS FULL YEAR NET INCOME OF $2.84 BILLION, $0.75 PER SHARE,
FOURTH QUARTER NET LOSS OF $2.55 BILLION, $0.79 PER SHARE, AFTER SIGNIFICANT DE-RISKING AND MERGER-RELATED ACTIONS;
AMONG THE LEADERS IN BANKING INDUSTRY INCREASING LOANS AND ASSETS TO CONSUMERS AND BUSINESSES BY 28 PERCENT SINCE CREDIT CRISIS BEGAN;
COMPLETES WACHOVIA ACQUISITION;
DECLARES COMMON STOCK DIVIDEND OF $0.34 PER SHARE
Full Year 2008:
•	Record revenue of $42.23 billion, up 7 percent from prior year

•	Positive operating leverage (revenue growth of 7 percent; expense decline of 1 percent), best among large bank peers

•	Net income of $2.84 billion, including $8.14 billion (pre tax) credit reserve build, $1.68 billion (pre tax) other-than-temporary impairment and $124 million (pre tax) of merger-related expenses

•	Diluted earnings per share of $0.75, including credit reserve build ($1.51 per share) and other-than-temporary impairment ($0.31 per share)

•	Industry-leading annual results – highest growth in pre-tax pre-provision earnings (up 18 percent), highest net interest margin (4.83 percent), return on equity, return on assets and highest total shareholder return among large bank peers (up 2 percent)
Fourth Quarter 2008:
•	Successfully closed Wachovia acquisition on December 31, 2008
o	Integration proceeding as planned and on schedule

o	Completed updated analysis of Wachovia loan portfolios and remain comfortable in the aggregate with original credit assumptions

o	Comfortable with original assumptions on cost saves and earnings per share accretion

o	Announced leadership structure for merged company

o	Wachovia deposit inflows and loan originations have resumed

o	Wachovia recorded fourth quarter loss of $11.2 billion, including $2.8 billion deferred tax asset write-down, $4.2 billion credit reserve build and $4.3 billion of market disruption losses

•	Significantly reduced the risk, or “de-risked,” the balance sheet and future earnings stream of the new Wells Fargo
o	De-risking at Wachovia:
•	$37.2 billion of credit write-downs taken at December 31, 2008, through purchase accounting adjustments on $93.9 billion of high-risk loans segregated in Wachovia’s loan portfolio; reduces need for provisions in future

•	Fourth quarter net charge-offs included $1.2 billion on legacy Pick-a-Pay portfolio

•	$4.2 billion credit reserve build

•	Reduced the cost basis of the Wachovia securities portfolio by $9.6 billion reflecting $2.4 billion of recognized losses and write-off of $7.2 billion of unrealized losses previously reflected in negative cumulative other comprehensive income

•	Additional net $2.9 billion of negative cumulative other comprehensive income also written off, primarily related to pension obligations

•	Wachovia period-end loans, securities, trading assets and loans held for sale reduced by $115.2 billion, or 17 percent, from June 30, 2008
o	De-risking at Wells Fargo:
•	$5.6 billion credit reserve build, including $3.9 billion provision to conform to most conservative credit reserve practices from each company

•	Wells Fargo securities portfolio written down by $473 million for other-than-temporary impairment

•	$413 million write-down of aged loans in mortgage warehouse and additions to the mortgage repurchase reserve
o	Combined allowance for credit losses of $21.7 billion at December 31, 2008
•	3.2 times coverage of nonaccrual loans, highest coverage of any large bank in the U.S.

•	Allowance now covers 12 months of estimated losses for all consumer portfolios and at least 24 months of estimated losses for all commercial and commercial real estate portfolios
•	Tier 1 capital was $86.4 billion at December 31, 2008, after the impact of de-risking the balance sheet for credit impairment of loans and write-down of negative cumulative other comprehensive income at Wachovia, which, in the aggregate, reduced the Tier 1 capital ratio by approximately 230 basis points to 7.9 percent at year end

•	Board of Directors declares quarterly dividend of $0.34 per share

•	No plans to request additional TARP capital

•	Continued to grow the Wells Fargo franchise and increased market share in fourth quarter:
o	Pre-tax pre-provision earnings of $4.0 billion

o	Average loans up 11 percent from prior year, up 10 percent (annualized) from prior quarter

o	Record 31 percent annualized growth in average core deposits from prior quarter

o	Net new checking accounts up 6.2 percent from prior year

o	410,000 new households served in 2008

o	Record cross-sell of 5.73 for retail bank households and 6.4 for wholesale customers

o	Mortgage applications of $116 billion, up 158 percent (annualized) linked quarter; December was 4th highest application month in Company’s history

o	Mortgage application pipeline of $71 billion at year end

o	Mortgage market share rose to 12 percent (based on third quarter 2008 data) from 10 percent a year earlier

o	Industry-leading net interest margin of 4.90 percent, up 28 basis points from prior year, up 11 basis points from prior quarter
•	Among the banking industry’s leaders in increasing loans and assets, remained “open for business” in providing credit to consumers, small business and commercial customers
o	Average earning assets, primarily loans and securities, up $119 billion, or 28 percent, since the start of the credit crisis in mid-2007

o	New loan commitments to consumer and commercial customers of $187 billion since mid-2007

o	Residential real estate originations of $354 billion since mid-2007

o	Average loans in fourth quarter up $9.7 billion, or 10 percent (annualized), linked quarter; new loan commitments of $22 billion

o	Residential real estate originations of $50 billion in fourth quarter
•	Continued to help homeowners remain in their homes
o	Working with government agencies, HOPE NOW and others, Wells Fargo has led the industry in development of programs for at-risk customers to avoid foreclosure

o	More than 498,000 solutions delivered to customers in 2008, including more than 143,000 solutions in fourth quarter

o	Announced new program to give 478,000 Wachovia mortgage customers, including those with Pick-a-Pay loans, access to Wells Fargo solutions to avoid preventable foreclosures and help stabilize communities
•	Fourth quarter net loss of $2.55 billion, or $0.79 per share, included the following significant items:
o	$(5.6) billion, or $(0.99) per share, credit reserve build through Wells Fargo earnings, which includes $(3.9) billion, or $(0.69) per share, to conform reserve practices of both Wells Fargo and Wachovia

o	$(473) million, or $(0.08) per share, other-than-temporary impairment

o	$(413) million, or $(0.07) per share, write-downs on aged loans in mortgage warehouse and additions to the mortgage repurchase reserve

o	$(294) million, or $(0.05) per share, net charge-offs related to Madoff fraud

o	$(74) million, or $(0.01) per share, merger-related integration and severance expenses

	Quarter ended
Selected Financial Information	Dec. 31,	Sept. 30,	Dec. 31,
(Wells Fargo only)	2008	2008	2007
Earnings
Diluted earnings (loss) per share	$(0.79)	$0.49	$0.41
Net income (loss) (in billions)	(2.55)	1.64	1.36
Asset Quality
Net charge-offs as % of avg. total loans	2.69%	1.96%	1.28%
Allowance as a % of nonperforming loans	319	161	206
Other
Revenue (in billions)	$9.82	$10.38	$10.21
Average loans (in billions)	413.9	404.2	374.4
Average core deposits (in billions)	345.0	320.1	314.8
Net interest margin	4.90%	4.79%	4.62%

Effective December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation. Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair value. Because the acquisition was completed at the end of 2008, Wachovia’s results are not included in the income statement or average balance sheet.

SAN FRANCISCO –Wells Fargo & Company (NYSE:WFC) reported diluted earnings per common share of $0.75 for 2008 compared with $2.38 for 2007. Net income was $2.84 billion compared with $8.06 billion in 2007. Full year results included $8.1 billion (pre tax) of credit reserve build ($1.51 per share), which included $3.9 billion of conforming credit reserve adjustments, and $1.7 billion ($0.31 per share) for other-than-temporary impairment charges. Net loss for fourth quarter 2008 was $2.55 billion, or $0.79 per share, compared with earnings of $1.36 billion, or $0.41 per share, in fourth quarter 2007.
“We thank our combined new team of 281,000 for all their hard work and dedication laying the foundation so together we can build the world’s premier financial services company,” said President and CEO John Stumpf. “Asset size is not important to us. As always, we’re focusing on our vision of satisfying all our customers’ financial needs and helping them succeed financially. If we continue to do that, good things will happen for all our stakeholders and we will continue to produce industry-leading returns for our shareholders.
“Despite the unprecedented contraction in the credit markets, we remained ‘open for business’ and continued to lend to credit-worthy customers. We made $106 billion in new loan commitments during 2008 to consumer, small business and commercial customers and originated $230 billion of residential mortgages. The decline in profitability was caused by adding $8.1 billion to credit reserves, which included a $3.9 billion provision to conform reserve practices of both Wachovia and Wells Fargo. The fundamentals of our time-tested business model, however, are as sound as ever. During the quarter, our average core deposits grew at an impressive rate, up 31 percent (annualized) from the prior quarter. We set new records for products per customer for retail (5.73) and commercial (6.4). We were able to increase our lending to creditworthy customers because we were building capital and shrinking our balance sheet in 2005 and 2006 when credit spreads were unrealistically low and were not priced for their underlying risk. We did make some mistakes, but, for the most part, we maintained our credit discipline. We understood our customers’ financial needs. As a result, our company at year-end 2008 was one of the world’s strongest financial institutions.” Wells Fargo Bank, N.A. has the highest credit rating currently given to U.S. banks by Moody’s Investors Service, “Aa1” and Standard & Poor’s Ratings Services, “AA+.”
Financial Performance
“In 2008, Wells Fargo remained in a league of its own with respect to continued growth, providing the largest increase in loans to households and companies across the country and maintaining industry-leading profit margins,” said Chief Financial Officer Howard Atkins. “Despite the significant challenges facing the industry in 2008, the Company earned a profit of $2.84 billion, even after charging earnings $8.1 billion pre tax to build credit reserves. We are disappointed to report a loss for the fourth quarter. Fourth quarter loss included $6.9 billion of pre-tax charges, largely de-risking and merger related, including $3.9 billion of credit reserve build on Wells Fargo’s books to conform both Wells Fargo’s and Wachovia’s credit reserve practices to the more conservative of each bank. Business momentum in the quarter was consistent with Wells Fargo’s long-standing growth. Average loans were up 11 percent year over year and average core deposits increased 31 percent (annualized) linked quarter. Mortgage applications were $116 billion in the quarter, with December the fourth best application month in the Company’s history, and mortgage applications in the first two weeks of 2009 are running 20 percent higher than the average daily rate in December. The Company’s operating margins once again improved in the quarter, with an 8 percentage point spread between revenue growth and expense growth, and our industry-leading net interest margin was 4.90 percent, up 28 basis points from a year ago and 11 basis points from third quarter.

“While many banks have been retrenching from lending, Wells Fargo has remained ‘open for business’ since the start of the credit crisis in mid-2007, consistently providing credit to consumers, small businesses and middle market customers. During this time, we have provided $187 billion in new loan commitments, including $22 billion in fourth quarter 2008. Mortgage originations in fourth quarter were $50 billion and given the unclosed pipeline of mortgages of $71 billion at December 31, 2008, the first quarter of 2009 is likely to be an even higher origination quarter. Wells Fargo Home Mortgage is the nation’s second largest mortgage servicer and has taken a lead role in developing programs to protect homeowners, help them modify their mortgages and avoid foreclosure. Through repayment plans, modifications and other loss mitigation options, we delivered more than 498,000 solutions to customers in 2008, including 143,000 in the fourth quarter. We are also pleased that in the fourth quarter deposit inflows and new lending resumed at Wachovia.
“As of December 31, 2008, consolidated Tier 1 regulatory capital was $86.4 billion, after the impact of de-risking the balance sheet for credit impairments of loans and write-down of negative cumulative other comprehensive income at Wachovia, which, in the aggregate, reduced the Tier 1 capital ratio by approximately 230 basis points to 7.9 percent at year end, well above regulatory minimums for a well-capitalized bank.
“Given our strong balance sheet and business momentum, the Board of Directors declared a common stock dividend of $0.34 per share. We have no plans to ask for additional TARP capital.”
     Except where noted below, the following results are Wells Fargo stand-alone.
Revenue
Full year 2008 revenue was $42.23 billion, up 7 percent from the same period last year. Fourth quarter revenue was $9.82 billion, down 4 percent from a year ago. Year over year, net interest income was up a very strong 23 percent driven by higher asset growth and a wider net interest margin, offset by securities and loan write-downs in the quarter. On a linked-quarter basis, revenue declined 5 percent, reflecting $343 million growth in net interest income offset by an $898 million decline in noninterest income due to impairments and other write-downs.
Loans
Average loans of $413.9 billion increased $39.6 billion, or 11 percent, from a year ago. On a linked-quarter basis, average loans grew $9.7 billion, or 10 percent (annualized). Average commercial and commercial real estate loans increased $32.3 billion, or 22 percent, from fourth quarter 2007 and increased $9.0 billion, or 21 percent (annualized), from third quarter 2008, making this the 17th consecutive quarter of double-digit, year-over-year growth. Average consumer loans increased $8.6 billion, or 4 percent, from fourth quarter 2007, and increased $1.7 billion, or 3 percent (annualized), from third quarter 2008. Total loans, including Wachovia, were $864.8 billion at December 31, 2008.
“We’re getting particularly good loan growth in the middle-market commercial segment, as we gain market share at attractive terms,” said Atkins. “As we’ve been paring back risk and exiting higher-risk channels, loan balances in products such as auto have been declining and home equity balances are essentially flat.”

Deposits
Average core deposits of $345.0 billion increased $30.1 billion, or 10 percent, from a year ago and $24.9 billion, or 31 percent (annualized), from third quarter 2008. Average mortgage escrow deposits were $19.7 billion, down $136 million from fourth quarter 2007 and down $1.5 billion linked quarter. Average retail core deposits increased $17.3 billion, or 8 percent, from fourth quarter 2007 and increased $9.3 billion, or 16 percent (annualized), linked quarter. Average consumer checking accounts grew a record net 6.2 percent from fourth quarter 2007, with 8.3 percent growth in California. “We believe we picked up significant market share in the quarter, while maintaining our long-standing pricing discipline,” said Atkins. Total core deposits, including Wachovia, were $745.4 billion at December 31, 2008.
Net Interest Income
Net interest income increased $1.24 billion, or 23 percent, from fourth quarter 2007 driven by 15 percent growth in average earning assets and a 28 basis point increase in the net interest margin to 4.90 percent. Net interest income grew $343 million, or 21 percent (annualized), linked quarter due to 11 percent annualized growth in average earning assets and an 11 basis point increase in the net interest margin. For Wells Fargo in 2008, the negatives of the credit crisis in terms of higher net loan charge-offs have been offset by the benefits of the credit crisis in higher net interest income due to market share gains and wider margins.
Noninterest Income
Noninterest income decreased $898 million linked quarter. Items to note in noninterest income for the quarter included:
•	($473) million other-than-temporary impairment

•	($413) million write-downs of aged loans in mortgage warehouse due to changes in liquidity and other spreads and additions to the mortgage repurchase reserve

•	($328) million other changes in mortgage pipeline/warehouse value including change in servicing value, net of pipeline/warehouse hedge results

•	($346) million mortgage servicing rights (MSRs) mark to market net of hedge loss

•	$681 million net gains on securities hedging MSRs risk and servicing value associated with the mortgage pipeline and warehouse, included in $721 million total net gains on debt securities
At December 31, 2008, the net unrealized loss on the debt and equity securities available-for-sale portfolio was $10.3 billion for the combined organization, on the combined securities portfolio of $151.6 billion.
Noninterest Expense
Noninterest expense decreased $78 million from fourth quarter 2007 and increased $305 million linked quarter. Fourth quarter expenses included $74 million of merger integration and severance costs and $134 million of insurance premiums for additional reserves at the Company’s captive mortgage reinsurance operation.
Credit Quality
“Further declines in residential real estate values, higher unemployment levels and increased bankruptcies had a negative impact on our credit performance,” said Chief Credit Officer Mike Loughlin. Fourth quarter 2008 net charge-offs were $2.8 billion (2.69 percent of average loans, annualized) compared with $2.00 billion (1.96 percent) in third quarter 2008 and $1.21 billion (1.28 percent) in fourth quarter 2007. Fourth quarter 2008 provision was $8.4 billion, including a

$5.6 billion credit reserve build primarily related to the provision to conform the loss emergence coverage period to the most conservative of each company, as well as higher projected losses in several consumer credit businesses, and growth and credit deterioration in the wholesale portfolios. Since the beginning of fourth quarter 2007, the Company has provided $9.5 billion in excess of net charge-offs. “Compared with year end 2007, our allowance has tripled, which strengthens our balance sheet in these volatile times,” said Loughlin. “We believe the allowance was adequate for losses inherent in the portfolio at December 31, 2008. The allowance covered 12 months of estimated losses in all consumer loan portfolios and at least 24 months of estimated losses in each of the commercial and commercial real estate portfolios. ”
Net charge-offs in the real estate 1-4 family first mortgage portfolio increased $54 million linked quarter, including the $27 million increase from Wells Fargo Financial’s residential real estate portfolio. “Housing price trends and the real estate purchase market will need to improve before we expect to see improvement in loan performance,” said Loughlin. Credit card charge-offs increased $90 million. “The increases in delinquency and loss levels in the consumer unsecured loan portfolios were directly impacted by employment levels.” Losses in the auto portfolio increased $56 million from third quarter 2008 due to credit deterioration, seasonality and depressed used car values. “While we continued to aggressively apply loss mitigation strategies, the economic environment created a headwind against our efforts to manage loan performance.”
Net charge-offs in the real estate 1-4 family junior lien portfolio increased $61 million from third quarter 2008 as residential real estate values continued to deteriorate. “As previously stated, loss levels in this portfolio directly correlate to property values,” said Loughlin. “Until residential real estate values stabilize, our Home Equity portfolios will produce higher than normal loss levels.” More information about the Home Equity portfolios is available on page 37.
Commercial and commercial real estate net charge-offs increased $504 million linked quarter. “The wholesale businesses showed some signs of deterioration, but still performed within expectations. One exception was $294 million in losses for clients who incurred losses related to the Madoff investment firm. Commercial lending opportunities continued for us as credit availability was limited in the marketplace.”
Net Charge-offs: 2008
Full year 2008 net charge-offs were $7.84 billion (1.97 percent of average total loans) compared with $3.54 billion (1.03 percent) during 2007. Total wholesale charge-offs (excluding business direct) increased $864 million from the prior year, including the previously referenced $294 million of Madoff-related losses, residential real estate construction and industries related to home building. Home Equity charge-offs totaled $2.16 billion (2.57 percent of average Home Equity loans) in 2008 compared with $596 million (0.73 percent) in 2007. Auto charge-offs totaled $1.23 billion (4.50 percent of average auto loans) in 2008 compared with $1.02 billion (3.45 percent) in 2007. Business Direct charge-offs totaled $819 million (6.96 percent of average business direct loans) in 2008 compared with $433 million (3.97 percent) in 2007.

	Quarter ended		Quarter ended
	Dec. 31, 2008		Sept. 30, 2008
	Net loan	As a %	Net loan	As a %
	charge-offs	of average	charge-offs	of average
	(in millions)	loans	(in millions)	loans
Commercial and commercial real estate:
Commercial	$732	2.71%	$278	1.10%
Other real estate mortgage	9	0.09	8	0.06
Real estate construction	84	1.67	36	0.73
Lease financing	17	0.90	16	0.88

Total commercial and commercial real estate	842	1.86	338	0.78

Consumer:
Real estate 1-4 family first mortgage	193	0.98	139	0.73
Real estate 1-4 family junior lien	702	3.68	641	3.38
Credit card	451	8.69	361	7.20
Other revolving credit and installment	565	4.29	469	3.45

Total consumer	1,911	3.35	1,610	2.84

Foreign	51	3.14	47	2.58

Total	$2,804	2.69	$1,995	1.96

Nonperforming Assets
Total nonperforming assets were $9.0 billion (1.04 percent of total loans) at December 31, 2008, and included $6.8 billion of nonperforming loans, $667 million of insured Government National Mortgage Association (GNMA) loan repurchases, and $1.5 billion of foreclosed and repossessed real estate and vehicles. “We will continue to hold more nonperforming assets on our balance sheet as it is currently the most economic option available,” said Loughlin. “Until the credit and liquidity markets improve, nonperforming loan balances will continue to increase.”
Loans 90 days or more past due and still accruing totaled $12.65 billion (Wells Fargo and Wachovia combined), $8.44 billion, and $6.39 billion at December 31, 2008, September 30, 2008, and December 31, 2007, respectively. For the same periods, the totals included $8.18 billion, $6.30 billion and $4.83 billion, respectively, in advances pursuant to our servicing agreement to GNMA mortgage pools and similar loans whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs.
Loans 90 Days or More Past Due and Still Accruing
(Excluding Insured/Guaranteed GNMA and Similar Loans)
Includes Wachovia and Wells Fargo at 12/31/08

	Dec. 31,	Sept. 30,	Dec. 31,
(in millions)	2008	2008	2007
Commercial and commercial real estate:
Commercial	$218	$46	$32
Other real estate mortgage	88	111	10
Real estate construction	232	146	24

Total commercial and commercial real estate	538	303	66

Consumer:
Real estate 1-4 family first mortgage	1,565	429	286
Real estate 1-4 family junior lien mortgage	590	257	201
Credit card	687	498	402
Other revolving credit and installment	1,047	617	552

Total consumer	3,889	1,801	1,441

Foreign	34	40	52

Total loans	$4,461	$2,144	$1,559

The previous table does not include loans acquired from Wachovia accounted for under SOP 03-3 that were contractually 90 days past due and still accruing at December 31, 2008. These loans have a related nonaccretable discount that will absorb future losses, therefore charge-offs on these loans are not expected to impact the income statement in future periods.
Allowance for Credit Losses
The allowance for credit losses, including unfunded commitments, totaled $21.7 billion (Wells Fargo and Wachovia combined) at December 31, 2008, compared with $8.0 billion (Wells Fargo only) at September 30, 2008. Fourth quarter 2008 results included a credit reserve build of $5.6 billion at Wells Fargo, primarily for a $3.9 billion provision to conform estimated loss emergence coverage periods to the most conservative of each company within Federal Financial Institutions Examination Council guidance ($1.2 billion for Wachovia and $2.7 billion for Wells Fargo). The balance was attributed to higher projected loss rates across the majority of the consumer credit businesses, and some credit deterioration and growth in the wholesale portfolios.
“With respect to Wachovia, during the months of November and December, officers from both companies evaluated Wachovia’s loan portfolios to identify recent deterioration and estimate future loss potential in the context of the current, unprecedented economic conditions. These loss estimates were then used to assess the value of the loan portfolio as part of the purchase accounting adjustments,” said Loughlin. “While we spent a significant amount of time focused on the Pick-a-Pay and commercial real estate portfolios, all Wachovia loan portfolios were re-evaluated. As a result of this rigorous review process, we were able to develop a better understanding of the risks in the portfolio. Additionally, on our first day as a combined company, Wachovia and Wells Fargo credit officers were in place, prepared to manage risk and available to satisfy customer credit needs.”
Wachovia Fourth Quarter 2008
The Wachovia acquisition was completed on December 31, 2008, and therefore Wachovia’s results are not consolidated in Wells Fargo’s income statement. Wells Fargo’s balance sheet includes Wachovia’s period-end balance sheet data net of closing purchase accounting adjustments. The table below provides highlights of Wachovia’s fourth quarter results on a stand-alone basis.
Wachovia Condensed Income Statement

	Quarter ended
	Dec. 31,	Sept. 30,	%
(in millions)	2008	2008	Change
Net interest income	$4,505	$4,991	(10)%
Noninterest income	(2,800)	733	NM

Total revenue	1,705	5,724	(70)
Provision for credit losses	7,404	6,629	12
Noninterest expense	5,330	6,759	(21)
Goodwill impairment	—	18,786	NM
Minority interest	(115)	(105)	10

Income (loss) before income tax expense (benefit)	(10,914)	(26,345)	(59)
Income tax expense (benefit)	133	(2,647)	NM

Net income (loss)	(11,047)	(23,698)	(53)
Preferred dividends	122	191	(36)

Net income (loss) applicable to common stock	$(11,169)	$(23,889)	(53)

NM – Not meaningful

The fourth quarter loss of $11.2 billion reflected a $2.8 billion tax expense primarily related to deferred tax asset write-downs. The pre-tax loss of $10.9 billion was primarily driven by the provision for credit losses of $7.4 billion, which included a $4.2 billion reserve build. The provision also included $2.9 billion relating to the Pick-a-Pay portfolio, including $1.2 billion of charge-offs and $1.7 billion reserve build. Results reflected $4.3 billion of market disruption losses including $1.7 billion in investment banking distribution-related losses, $1.3 billion of investment portfolio securities impairments, $1.1 billion of losses relating to liquidation of certain fund investments, $263 million in net valuation losses relating to the support of money market and other funds as well as losses on auction-rate securities inventory. These results were further negatively affected by lower overall market-related activity and valuation declines, including $1.0 billion of other losses relating to trading and principal investing.
The primary drivers of Wachovia’s higher credit costs in the fourth quarter have been largely addressed through purchase accounting adjustments taken at the time of the merger. Wachovia’s loan portfolios have been significantly de-risked at December 31, 2008, by $37.2 billion of credit write-downs through purchase accounting adjustments on $93.9 billion of high-risk loans (primarily Pick-a-Pay and commercial real estate loans).
At closing, the net unrealized losses on Wachovia’s securities portfolio were released from cumulative other comprehensive income as part of purchase accounting, and a new cost basis was established for this portfolio. These closing entries reduce the near-term risk of recording additional other-than-temporary impairment related to securities acquired from Wachovia through the income statement.
Business Segment Performance
Wells Fargo has three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. Net income (loss) for each of the three business segments was:

	Fourth Quarter
(in millions)	2008	2007
Community Banking	$(1,223)	$658
Wholesale Banking	272	625
Wells Fargo Financial	(790)	78

More financial information about the business segments is on pages 32 and 33.
Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services primarily in 23 midwestern and western states, and mortgage and home equity loans in all 50 states.
Selected Financial Information

	Fourth Quarter		%
(in millions)	2008	2007	Change
Total revenue	$6,327	$6,522	(3)%
Provision for credit losses	4,820	2,082	132
Noninterest expense	3,832	3,822	—
Net income (loss)	(1,223)	658	NM

(in billions)
Average loans	223.6	210.9	6
Average assets	396.7	346.8	14
Average core deposits	262.9	245.3	7

NM – Not meaningful

Community Banking reported a net loss of $1.2 billion in fourth quarter 2008 compared with net income of $658 million a year ago. Pre-tax pre-provision profit decreased $205 million, or 8 percent, from a year ago. Revenue decreased $195 million, or 3 percent, driven by lower mortgage banking income, partially offset by security gains and strong balance sheet growth. Average loans of $223.6 billion grew 6 percent and average core deposits of $262.9 billion grew 7 percent with a portion of the growth due to acquisitions. Noninterest income decreased $985 million from fourth quarter 2007 due primarily to lower mortgage banking income and trading losses partially offset by security gains. Noninterest expense was flat from a year ago. Fourth quarter expenses included $28 million of integration costs related to the Wachovia acquisition. The provision for credit losses increased $2.7 billion from fourth quarter 2007, which included a $3 billion credit reserve build.
Regional Banking
•	Record core product solutions (sales) in 2008 of 23.1 million, up 17 percent from 2007

•	Record core sales per platform banker FTE (active, full-time equivalent) of 5.37 per day, up from 4.93 in 2007

•	Record retail bank household cross-sell of 5.73 products per household, 24 percent of our retail bank households had 8 or more products, our long-term goal

•	Sales of Wells Fargo Packages® (a checking account and at least three other products) up 37 percent from prior year, purchased by a record 76 percent of new checking account customers

•	Consumer checking accounts up a net 6.2 percent from prior year, up 8.3 percent in California

•	Customer loyalty and welcoming and wait time scores both up 8 percent from 2007 (based on customers conducting transactions with tellers)

•	Added 1,330 platform banker FTEs from 2007 through hiring and acquisitions

•	Opened 58 banking stores and converted 32 stores from Greater Bay Bancorp, Farmers State Bank and United Bancorporation of Wyoming

•	Added 124 webATM® machines and converted 672 to Envelope-freeSM webATM machines

•	Business Banking
o	Store-based business solutions up 18 percent from 2007

o	Loans to small businesses (loans primarily less than $100,000 on our Business Direct platform) up 8 percent from 2007

o	Business checking accounts up a net 2.2 percent from prior year

o	Business Banking cross-sell of 3.61 products per household

o	Sales of Wells Fargo Business Services Packages (a business checking account and at least three other business products) up 32 percent from prior year, purchased by a record 51 percent of new business checking account customers
“Our team’s performance reflected our commitment to our vision to satisfy all of our customers’ financial needs and help them succeed financially,” said Carrie Tolstedt, senior EVP, Community Banking. “We provided a record 23.1 million core product solutions, up 17 percent from 2007. Retail bank household cross-sell finished the year with a record 5.73 products per household, up from 5.53 in 2007. We continued to achieve gains in net new customer relationships, with consumer checking accounts up a net 6.2 percent, the highest level in six years. In fourth quarter, we welcomed Wachovia Corporation and Century Bancshares to our team, which began our exciting journey to create the country’s premier coast-to-coast banking network.”

Home Mortgage
•	Home Mortgage originations of $230 billion in 2008 and $50 billion in fourth quarter

•	Home Mortgage applications of $116 billion, up 40 percent from prior quarter

•	Mortgage application pipeline of $71 billion, up 73 percent from prior quarter (includes $5 billion from Wachovia)

•	Record owned mortgage servicing portfolio of $2.1 trillion, up 39 percent from prior year (includes $379 billion added from Wachovia)
“During the last half of the quarter, we experienced a significant increase in refinance applications as mortgage rates declined significantly in response to the proposed actions by the Federal Reserve to lower mortgage rates,” said Mark Oman, senior EVP, Home and Consumer Finance Group. “Applications of $63 billion for December were the fourth highest month on record in what is traditionally a seasonal slow period. Given the strong refinance demand due to historically low mortgage rates, the acquisition of Wachovia is very timely as we look forward to the opportunity to satisfy all the financial needs of our Wachovia customers.
“Our talented team was able to manage through a very difficult business environment in 2008 and deliver strong results. Home Mortgage’s balanced business model and strong commitment to fair and responsible lending and servicing, conservative credit culture and focus on traditional conventional and FHA/VA mortgage products helped us avoid many of the problems that have plagued the industry. For the full year, mortgage originations were a solid $230 billion. The unclosed mortgage application pipeline was $71 billion at year end, indicating a strong start to 2009. The combined owned mortgage servicing portfolio reached $2.1 trillion at year end. The ratio of MSRs value to related loans serviced for others was 0.87 percent.
“Home Mortgage’s servicing portfolio continued to perform relatively well given the challenges customers are facing in the current economic environment. For our largest product category, prime conventional first mortgages, representing 5.7 million customers and over $1 trillion of servicing, 96 of every 100 customers were current with their payments at year-end compared with 97 of every 100 at September 30, 2008. We are committed to working with our customers, government agencies and our mortgage securities investors to keep people in their homes. More than 498,000 solutions were delivered to customers in 2008 to avert foreclosure. We have already transitioned leadership of refinance and default management for Wachovia’s Pick-a-Pay portfolio to Wells Fargo Home Mortgage and have begun offering enhanced loan modification programs for high-risk customers.”
Wealth Management Group
•	Revenue up 10 percent from prior year

•	Average core deposits of $24.5 billion, up $7 billion, or 40 percent, from prior year

•	Private Bank revenue up 58 percent from prior year

•	Private Bank average core deposits up 38 percent, average loans up 27 percent from prior year

•	WellsTrade® revenue up 42 percent, net income up 104 percent from prior year

•	Wells Fargo Private Bank Elder Services Program expands into Chicago

Online Banking
•	11.1 million active online consumers, up 15 percent from prior year; 69 percent of all consumer checking accounts are managed online

•	5.6 million online money movement customers, up 15 percent from prior year

•	1.1 million active online small business customers, up 10 percent from prior year

•	Wells Fargo ranked #1 for Online Mortgage Experience among banks by Keynote in its fourth quarter 2008 Mortgage Scorecard

•	Announced My Spending Report with Budget Watch, an expansion of Wells Fargo’s free, patented online tool that gives customers a consolidated overview of their personal spending
Wholesale Banking serves customers coast to coast, including middle market banking, corporate banking, commercial real estate, treasury management, asset-based lending, insurance brokerage, foreign exchange, trade services, specialized lending, equipment finance, corporate trust, capital markets activities and asset management.
Selected Financial Information

	Fourth Quarter		%
(in millions)	2008	2007	Change
Total revenue	$2,131	$2,280	(7)%
Provision for credit losses	415	36	NM
Noninterest expense	1,318	1,294	2
Net income	272	625	(56)

(in billions)
Average loans	124.0	95.1	30
Average assets	161.3	128.3	26
Average core deposits	82.1	69.5	18

NM – Not meaningful
•	Average loans up 30 percent, with double digit increases across nearly all Wholesale businesses

•	Average core deposits up 18 percent from prior year, up 103 percent (annualized) from prior quarter

•	Wells Fargo Shareowner ServicesSM Winner of TALON award for overall satisfaction with transfer agent for 3rd straight year
“Loan growth was broad based across nearly all of our Wholesale Banking business lines with average loans up 30 percent year over year,” said Dave Hoyt, senior EVP, Wholesale Banking Group. “We continue to support our existing customers and bring in more new relationships. It’s in difficult economic periods like these that the benefits of Wells Fargo’s relationship approach to the business are most important to both the bank and its customers. While not immune to the economic environment, our overall credit performance continued to be within our expectations. For 2008, our net loan charge-offs totaled $529 million, or 0.47 percent of average loans. Our nonperforming assets ended the year at $1.97 billion, or 1.38 percent of assets.
“We continued to prudently increase business with new and existing customers consistent with our long-standing relationship banking model. Wholesale Banking’s overall cross-sell increased to 6.4 products per customer relationship; our middle market business and U.S. Corporate Banking group had an average of 7.8 and 7.6 products per relationship, respectively. Our customers continued to embrace the latest technology to save time and money. In December, the number of active CEO® users increased 10 percent from the same period last year, and CEO MobileSM service doubled its active users from last quarter.

“We welcome all of the Wachovia customers and look forward to working with Wachovia’s talented and dedicated team members. The increased scale and scope of many product offerings will benefit all our customers across the Company. We’ve begun to make organizational announcements and look forward to combining the two companies.”
Wholesale Banking reported net income of $272 million in fourth quarter 2008, compared with $625 million a year ago. Revenue decreased by $149 million, driven by lower noninterest income. Net interest income increased $381 million, or 39 percent, driven by strong loan and deposit growth. Average loans of $124 billion were up 30 percent from a year ago, with double-digit increases across nearly all wholesale lending businesses. Average core deposits of $82 billion increased 18 percent from a year ago. Noninterest income decreased $530 million from fourth quarter 2007, primarily due to impairment charges and other losses in our capital markets areas, as well as lower commercial real estate brokerage and trust and investment fees. Noninterest income from service charges on deposit, foreign exchange, loan fees and institutional brokerage all increased. Noninterest expense increased by $24 million, or 2 percent. The provision for credit losses was $415 million, an increase of $379 million from fourth quarter 2007, and included $237 million from higher net charge-offs and $178 million of additional provision taken to build reserves for the wholesale portfolio.
Wells Fargo Financial offers consumer loans primarily through real estate-secured debt consolidation products, automobile financing, consumer and private-label credit cards and commercial services to consumers and businesses throughout the United States, Canada, Puerto Rico and the Pacific Rim.
Selected Financial Information

	Fourth Quarter		%
(in millions)	2008	2007	Change
Total revenue	$1,366	$1,403	(3)%
Provision for credit losses	1,968	494	298
Noninterest expense	672	784	(14)
Net income (loss)	(790)	78	NM

(in billions)
Average loans	66.3	68.4	(3)
Average assets	69.4	74.7	(7)

NM – Not meaningful
•	Average loans of $66.3 billion, down 3 percent from prior year

•	Real estate-secured receivables of $29.2 billion, up 7 percent from prior year

•	Auto finance receivables/operating leases of $24.5 billion, down 18 percent from prior year
“Credit quality across our portfolios was a challenge throughout 2008 as customers faced ongoing stress because of deteriorating economic conditions,” said Dave Kvamme, Wells Fargo Financial president and CEO. “Our net earnings were negatively impacted by credit reserve builds each quarter that totaled $1.7 billion in 2008, including $1.2 billion in the fourth quarter. Our sound and conservative underwriting has enabled us to keep our foreclosure rates well below industry averages, and we are committed to working hard to keep our customers in their homes. All of our originated adjustable-rate mortgages were underwritten to the fully indexed rate, so many of our customers are benefiting from lower monthly payments as a result of decreasing interest rates. We continued to tighten underwriting standards to effectively manage risk in this environment.

“In response to the difficult economy in 2008, we worked to reduce expenses. We consolidated our consumer store network, eliminating 15 percent, or 158, of our stores in the U.S. and Canada. Across all of our businesses, we eliminated 3,600 positions, leaving us with 17,400 team members at year end, a 17 percent reduction from year-end 2007. The majority of position eliminations were achieved through attrition.
“We also looked for opportunities to grow the business and gain market share in key segments. For example, in December we acquired approximately $730 million in loan and lease receivables from GE Healthcare Financial Services – Equipment Finance, primarily financing of dental and eye care practices and equipment.”
Wells Fargo Financial lost $790 million this quarter reflecting higher credit costs, including a $1.2 billion credit reserve build. Approximately $860 million of the reserve build was to conform estimated loss emergence coverage periods to the most conservative of both Wells Fargo and Wachovia, while the remainder reflected continued softening in the real estate, auto and credit card markets. Fourth quarter revenue of $1.37 billion was down 3 percent from the same period a year ago. Average loans declined 3 percent from fourth quarter 2007. Noninterest expense declined 14 percent from fourth quarter 2007 and 3 percent (annualized) from third quarter 2008.
Recorded Message
A recorded message reviewing Wells Fargo’s results is available at 5:30 a.m. Pacific Time through January 31, 2009. Dial 866-519-1052 (domestic) or 585-295-6792 (international). No password is required. The call is also available on the internet at www.wellsfargo.com/invest_relations/earnings and http://www.investorcalendar.com/IC/CEPage.asp?ID=139241
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements about the Company, including our beliefs and expectations for future credit quality and losses and specifically that we have no plans to request additional TARP capital, that first quarter 2009 is likely to be an even higher mortgage loan origination period than fourth quarter 2008, that housing price trends and the real estate purchase market will need to improve before we expect to see improvement in the real estate 1-4 family first mortgage portfolio, that the Home Equity portfolio will produce higher than normal loss levels until residential real estate values stabilize, that nonperforming loan balances will continue to increase until the credit and liquidity markets improve, and that we do not expect charge-offs on certain Wachovia loans accounted for under SOP 03-3 to impact the income statement in future periods. This news release also contains forward-looking statements about the expected benefits of the Wachovia merger, including assumptions about cost saves and earnings per share accretion. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes that occur after that date.
There are a number of factors that could cause results to differ significantly from our expectations, including further deterioration in the credit quality of our home equity, real estate, auto or other loan portfolios, or in the value of the collateral securing those loans, due to higher interest rates, increased unemployment, declining home or auto values, economic recession or other economic factors. Factors related to the Wachovia merger include the possibility that the integration process may result in the loss of key employees, the disruption of ongoing businesses and the loss of customers and their business and deposits, or that we will not realize the cost savings and other financial benefits of the merger when and in the amount expected. For a discussion of factors that may cause actual results to differ from expectations, refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and our Annual Report on Form 10-K for the year ended December 31, 2007, including information incorporated into the 10-K from our 2007 Annual Report to Stockholders, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.
Any factor described in this news release or in any document referred to in this news release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 11,000 stores, over 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. has the highest credit rating currently given to U.S. banks by Moody’s Investors Service, “Aa1,” and Standard & Poor’s Ratings Services, “AA+.”
# # #

Wells Fargo & Company and Subsidiaries
SUMMARY FINANCIAL DATA (1)

	Quarter ended December 31,		%	Year ended December 31,		%
($ in millions, except per share amounts)	2008	2007	Change	2008	2007	Change

For the Period
Net income (loss)	$(2,547)	$1,361	NM %	$2,842	$8,057	(65)%
Net income (loss) applicable to common stock	(2,833)	1,361	NM	2,556	8,057	(68)
Diluted earnings (loss) per common share	(0.79)	0.41	NM	0.75	2.38	(68)

Profitability ratios (annualized):
Net income (loss) to average total assets (ROA)	(1.60)%	0.97%	NM	0.47%	1.55%	(70)
Net income (loss) applicable to common stock to average common stockholders’ equity (ROE)	(20.93)	11.25	NM	5.17	17.12	(70)

Efficiency ratio (2)	59.3	57.8	3	53.7	57.9	(7)

Total revenue	$9,824	$10,205	(4)	$42,225	$39,390	7
Pre-tax pre-provision profit (3)	4,002	4,305	(7)	19,564	16,566	18

Dividends declared per common share	0.34	0.31	10	1.30	1.18	10

Average common shares outstanding	3,582.4	3,327.6	8	3,378.1	3,348.5	1
Diluted average common shares outstanding	3,593.6	3,352.2	7	3,391.3	3,382.8	—

Average loans	$413,940	$374,372	11	$398,460	$344,775	16
Average assets	633,223	555,647	14	604,396	520,752	16
Average core deposits (4)	344,957	314,808	10	325,212	303,091	7
Average retail core deposits (5)	243,464	226,180	8	234,130	221,076	6

Net interest margin	4.90%	4.62%	6	4.83%	4.74%	2

At Period End
Securities available for sale	$151,569	$72,951	108	$151,569	$72,951	108
Loans	864,830	382,195	126	864,830	382,195	126
Allowance for loan losses	21,013	5,307	296	21,013	5,307	296
Goodwill	22,627	13,106	73	22,627	13,106	73
Assets	1,309,639	575,442	128	1,309,639	575,442	128
Core deposits (4)	745,432	311,731	139	745,432	311,731	139
Common stockholders’ equity	68,256	47,628	43	68,256	47,628	43
Stockholders’ equity	99,068	47,628	108	99,068	47,628	108

Capital ratios:
Common stockholders’ equity to assets	5.21%	8.28%	(37)	5.21%	8.28%	(37)
Risk-based capital (6)
Tier 1 capital	7.88	7.59	4	7.88	7.59	4
Total capital	11.88	10.68	11	11.88	10.68	11
Tier 1 leverage (6)	14.51	6.83	112	14.51	6.83	112

Book value per common share	$16.14	$14.45	12	$16.14	$14.45	12

Team members (active, full-time equivalent) (7)	158,900	159,800	(1)	158,900	159,800	(1)

Common Stock Price
High	$38.95	$37.78	3	$44.68	$37.99	18
Low	19.89	29.29	(32)	19.89	29.29	(32)
Period end	29.48	30.19	(2)	29.48	30.19	(2)

NM - Not meaningful

(1)	Effective December 31, 2008, Wells Fargo & Company (Wells Fargo) acquired Wachovia Corporation (Wachovia). Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair value. Because the acquisition was completed at the end of 2008, Wachovia’s results are not included in the income statement.

(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(3)	Total revenue less noninterest expense.

(4)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(5)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits. To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, balances for prior periods have been revised.

(6)	The December 31, 2008, ratios are preliminary. Due to the Wachovia acquisition closing on December 31, 2008, the Tier 1 leverage ratio, which considers period-end Tier 1 capital and quarterly average assets in the computation of the ratio, does not reflect average assets of Wachovia for the full period.

(7)	With the acquisition of Wachovia, we now have more than 281,000 active team members.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER SUMMARY FINANCIAL DATA (1)

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
($ in millions, except per share amounts)	2008	2008	2008	2008	2007

For the Quarter
Net income (loss)	$(2,547)	$1,637	$1,753	$1,999	$1,361
Net income (loss) applicable to common stock	(2,833)	1,637	1,753	1,999	1,361
Diluted earnings (loss) per common share	(0.79)	0.49	0.53	0.60	0.41

Profitability ratios (annualized):
Net income (loss) to average total assets (ROA)	(1.60)%	1.06%	1.19%	1.40%	0.97%
Net income (loss) applicable to common stock to average common stockholders’ equity (ROE)	(20.93)	13.63	14.58	16.86	11.25

Efficiency ratio (2)	59.3	53.2	51.1	51.7	57.8

Total revenue	$9,824	$10,379	$11,459	$10,563	$10,205
Pre-tax pre-provision profit (3)	4,002	4,862	5,599	5,101	4,305

Dividends declared per common share	0.34	0.34	0.31	0.31	0.31

Average common shares outstanding	3,582.4	3,316.4	3,309.8	3,302.4	3,327.6
Diluted average common shares outstanding	3,593.6	3,331.0	3,321.4	3,317.9	3,352.2

Average loans	$413,940	$404,203	$391,545	$383,919	$374,372
Average assets	633,223	614,194	594,749	574,994	555,647
Average core deposits (4)	344,957	320,074	318,377	317,278	314,808
Average retail core deposits (5)	243,464	234,140	230,365	228,448	226,180

Net interest margin	4.90%	4.79%	4.92%	4.69%	4.62%

At Quarter End
Securities available for sale	$151,569	$86,882	$91,331	$81,787	$72,951
Loans	864,830	411,049	399,237	386,333	382,195
Allowance for loan losses	21,013	7,865	7,375	5,803	5,307
Goodwill	22,627	13,520	13,191	13,148	13,106
Assets	1,309,639	622,361	609,074	595,221	575,442
Core deposits (4)	745,432	334,076	310,410	327,360	311,731
Common stockholders’ equity	68,256	46,957	47,964	48,159	47,628
Stockholders’ equity	99,068	46,957	47,964	48,159	47,628

Capital ratios:
Common stockholders’ equity to assets	5.21%	7.54%	7.87%	8.09%	8.28%
Risk-based capital (6)
Tier 1 capital	7.88	8.59	8.24	7.92	7.59
Total capital	11.88	11.51	11.23	11.01	10.68
Tier 1 leverage (6)	14.51	7.54	7.35	7.04	6.83

Book value per common share	$16.14	$14.14	$14.48	$14.58	$14.45

Team members (active, full-time equivalent) (7)	158,900	159,000	160,500	160,900	159,800

Common Stock Price
High	$38.95	$44.68	$32.40	$34.56	$37.78
Low	19.89	20.46	23.46	24.38	29.29
Period end	29.48	37.53	23.75	29.10	30.19

(1)	Effective December 31, 2008, Wells Fargo acquired Wachovia. Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair value. Because the acquisition was completed at the end of 2008, Wachovia’s results are not included in the income statement.

(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(3)	Total revenue less noninterest expense.

(4)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(5)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits. To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, balances for prior periods have been revised.

(6)	The December 31, 2008, ratios are preliminary. Due to the Wachovia acquisition closing on December 31, 2008, the Tier 1 leverage ratio, which considers period-end Tier 1 capital and quarterly average assets in the computation of the ratio, does not reflect average assets of Wachovia for the full period.

(7)	With the acquisition of Wachovia, we now have more than 281,000 active team members.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended December 31,		%	Year ended December 31,		%
(in millions, except per share amounts)	2008	2007	Change	2008	2007	Change

INTEREST INCOME
Trading assets	$51	$36	42%	$177	$173	2%
Securities available for sale	1,534	981	56	5,287	3,451	53
Mortgages held for sale	362	456	(21)	1,573	2,150	(27)
Loans held for sale	14	19	(26)	48	70	(31)
Loans	6,726	7,699	(13)	27,632	29,040	(5)
Other interest income	41	51	(20)	181	293	(38)

Total interest income	8,728	9,242	(6)	34,898	35,177	(1)

INTEREST EXPENSE
Deposits	845	2,136	(60)	4,521	8,152	(45)
Short-term borrowings	204	380	(46)	1,478	1,245	19
Long-term debt	955	1,238	(23)	3,756	4,806	(22)

Total interest expense	2,004	3,754	(47)	9,755	14,203	(31)

NET INTEREST INCOME	6,724	5,488	23	25,143	20,974	20
Provision for credit losses	8,444	2,612	223	15,979	4,939	224

Net interest income after provision for credit losses	(1,720)	2,876	NM	9,164	16,035	(43)

NONINTEREST INCOME
Service charges on deposit accounts	803	788	2	3,190	3,050	5
Trust and investment fees	661	802	(18)	2,924	3,149	(7)
Card fees	589	588	—	2,336	2,136	9
Other fees	535	577	(7)	2,097	2,292	(9)
Mortgage banking	(195)	831	NM	2,525	3,133	(19)
Operating leases	62	153	(59)	427	703	(39)
Insurance	337	370	(9)	1,830	1,530	20
Net gains on debt securities available for sale	721	60	NM	1,037	209	396
Net gains (losses) from equity investments	(261)	222	NM	(409)	734	NM
Other	(152)	326	NM	1,125	1,480	(24)

Total noninterest income	3,100	4,717	(34)	17,082	18,416	(7)

NONINTEREST EXPENSE
Salaries	2,168	2,055	5	8,260	7,762	6
Incentive compensation	671	840	(20)	2,676	3,284	(19)
Employee benefits	338	558	(39)	2,004	2,322	(14)
Equipment	402	370	9	1,357	1,294	5
Net occupancy	418	413	1	1,619	1,545	5
Operating leases	81	124	(35)	389	561	(31)
Other	1,744	1,540	13	6,356	6,056	5

Total noninterest expense	5,822	5,900	(1)	22,661	22,824	(1)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(4,442)	1,693	NM	3,585	11,627	(69)
Income tax expense (benefit)	(1,895)	332	NM	743	3,570	(79)

NET INCOME (LOSS)	$(2,547)	$1,361	NM	$2,842	$8,057	(65)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(2,833)	$1,361	NM	$2,556	$8,057	(68)

EARNINGS (LOSS) PER COMMON SHARE	$(0.79)	$0.41	NM	$0.76	$2.41	(68)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.79)	$0.41	NM	$0.75	$2.38	(68)

DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.31	10	$1.30	$1.18	10

Average common shares outstanding	3,582.4	3,327.6	8	3,378.1	3,348.5	1
Diluted average common shares outstanding	3,593.6	3,352.2	7	3,391.3	3,382.8	—

NM	- Not meaningful

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions, except per share amounts)	2008	2008	2008	2008	2007

INTEREST INCOME
Trading assets	$51	$41	$38	$47	$36
Securities available for sale	1,534	1,397	1,224	1,132	981
Mortgages held for sale	362	394	423	394	456
Loans held for sale	14	12	10	12	19
Loans	6,726	6,888	6,806	7,212	7,699
Other interest income	41	42	46	52	51

Total interest income	8,728	8,774	8,547	8,849	9,242

INTEREST EXPENSE
Deposits	845	1,019	1,063	1,594	2,136
Short-term borrowings	204	492	357	425	380
Long-term debt	955	882	849	1,070	1,238

Total interest expense	2,004	2,393	2,269	3,089	3,754

NET INTEREST INCOME	6,724	6,381	6,278	5,760	5,488
Provision for credit losses	8,444	2,495	3,012	2,028	2,612

Net interest income after provision for credit losses	(1,720)	3,886	3,266	3,732	2,876

NONINTEREST INCOME
Service charges on deposit accounts	803	839	800	748	788
Trust and investment fees	661	738	762	763	802
Card fees	589	601	588	558	588
Other fees	535	552	511	499	577
Mortgage banking	(195)	892	1,197	631	831
Operating leases	62	102	120	143	153
Insurance	337	439	550	504	370
Net gains (losses) on debt securities available for sale	721	84	(91)	323	60
Net gains (losses) from equity investments	(261)	(507)	46	313	222
Other	(152)	258	698	321	326

Total noninterest income	3,100	3,998	5,181	4,803	4,717

NONINTEREST EXPENSE
Salaries	2,168	2,078	2,030	1,984	2,055
Incentive compensation	671	555	806	644	840
Employee benefits	338	486	593	587	558
Equipment	402	302	305	348	370
Net occupancy	418	402	400	399	413
Operating leases	81	90	102	116	124
Other	1,744	1,604	1,624	1,384	1,540

Total noninterest expense	5,822	5,517	5,860	5,462	5,900

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(4,442)	2,367	2,587	3,073	1,693
Income tax expense (benefit)	(1,895)	730	834	1,074	332

NET INCOME (LOSS)	$(2,547)	$1,637	$1,753	$1,999	$1,361

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(2,833)	$1,637	$1,753	$1,999	$1,361

EARNINGS (LOSS) PER COMMON SHARE	$(0.79)	$0.49	$0.53	$0.61	$0.41

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.79)	$0.49	$0.53	$0.60	$0.41

DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.34	$0.31	$0.31	$0.31

Average common shares outstanding	3,582.4	3,316.4	3,309.8	3,302.4	3,327.6
Diluted average common shares outstanding	3,593.6	3,331.0	3,321.4	3,317.9	3,352.2

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET (1)

	December 31,		%
(in millions, except shares)	2008	2007	Change

ASSETS
Cash and due from banks	$23,763	$14,757	61%
Federal funds sold, securities purchased under resale agreements and other short-term investments	49,433	2,754	NM
Trading assets	54,884	7,727	610
Securities available for sale	151,569	72,951	108
Mortgages held for sale (includes $18,754 and $24,998 carried at fair value)	20,088	26,815	(25)
Loans held for sale (includes $398 carried at fair value at December 31, 2008)	6,228	948	557

Loans	864,830	382,195	126
Allowance for loan losses	(21,013)	(5,307)	296

Net loans	843,817	376,888	124

Mortgage servicing rights:
Measured at fair value (residential MSRs)	14,714	16,763	(12)
Amortized	1,446	466	210
Premises and equipment, net	11,269	5,122	120
Goodwill	22,627	13,106	73
Other assets	109,801	37,145	196

Total assets	$1,309,639	$575,442	128

LIABILITIES
Noninterest-bearing deposits	$150,837	$84,348	79
Interest-bearing deposits	630,565	260,112	142

Total deposits	781,402	344,460	127
Short-term borrowings	108,074	53,255	103
Accrued expenses and other liabilities	53,937	30,706	76
Long-term debt	267,158	99,393	169

Total liabilities	1,210,571	527,814	129

STOCKHOLDERS’ EQUITY
Preferred stock	31,332	450	NM
Common stock — $1-2/3 par value, authorized 6,000,000,000 shares; issued 4,363,921,428 shares and 3,472,762,050 shares	7,273	5,788	26
Additional paid-in capital	36,026	8,212	339
Retained earnings	36,730	38,970	(6)
Cumulative other comprehensive income (loss)	(7,072)	725	NM
Treasury stock — 135,290,540 shares and 175,659,842 shares	(4,666)	(6,035)	(23)
Unearned ESOP shares	(555)	(482)	15

Total stockholders’ equity	99,068	47,628	108

Total liabilities and stockholders’ equity	$1,309,639	$575,442	128

NM	- Not meaningful

(1)	Effective December 31, 2008, Wells Fargo acquired Wachovia. Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair value.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEET

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

ASSETS
Cash and due from banks	$23,763	$12,861	$13,610	$13,146	$14,757
Federal funds sold, securities purchased under resale agreements and other short-term investments	49,433	8,093	4,088	4,171	2,754
Trading assets	54,884	9,097	9,681	8,893	7,727
Securities available for sale	151,569	86,882	91,331	81,787	72,951
Mortgages held for sale	20,088	18,739	25,234	29,708	26,815
Loans held for sale	6,228	635	680	813	948

Loans	864,830	411,049	399,237	386,333	382,195
Allowance for loan losses	(21,013)	(7,865)	(7,375)	(5,803)	(5,307)

Net loans	843,817	403,184	391,862	380,530	376,888

Mortgage servicing rights:
Measured at fair value (residential MSRs)	14,714	19,184	19,333	14,956	16,763
Amortized	1,446	433	442	455	466
Premises and equipment, net	11,269	5,054	5,033	5,056	5,122
Goodwill	22,627	13,520	13,191	13,148	13,106
Other assets	109,801	44,679	34,589	42,558	37,145

Total assets	$1,309,639	$622,361	$609,074	$595,221	$575,442

LIABILITIES
Noninterest-bearing deposits	$150,837	$89,446	$85,062	$90,793	$84,348
Interest-bearing deposits	630,565	264,128	254,062	267,351	260,112

Total deposits	781,402	353,574	339,124	358,144	344,460
Short-term borrowings	108,074	85,187	86,139	53,983	53,255
Accrued expenses and other liabilities	53,937	29,293	31,919	31,760	30,706
Long-term debt	267,158	107,350	103,928	103,175	99,393

Total liabilities	1,210,571	575,404	561,110	547,062	527,814

STOCKHOLDERS’ EQUITY
Preferred stock	31,332	625	723	837	450
Common stock	7,273	5,788	5,788	5,788	5,788
Additional paid-in capital	36,026	8,348	8,266	8,259	8,212
Retained earnings	36,730	40,853	40,534	39,896	38,970
Cumulative other comprehensive income (loss)	(7,072)	(2,783)	(1,060)	120	725
Treasury stock	(4,666)	(5,207)	(5,516)	(5,850)	(6,035)
Unearned ESOP shares	(555)	(667)	(771)	(891)	(482)

Total stockholders’ equity	99,068	46,957	47,964	48,159	47,628

Total liabilities and stockholders’ equity	$1,309,639	$622,361	$609,074	$595,221	$575,442

(1)	Effective December 31, 2008, Wells Fargo acquired Wachovia. Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair value.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER AVERAGE BALANCES

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$9,938	$3,463	$3,853	$3,888	$2,972
Trading assets	5,004	4,838	4,915	5,129	4,248
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	1,165	1,141	1,050	975	926
Securities of U.S. states and political subdivisions	7,124	7,211	7,038	6,290	5,995
Mortgage-backed securities:
Federal agencies	51,714	50,528	40,630	36,097	35,434
Private collateralized mortgage obligations	18,245	21,358	22,419	20,994	14,270

Total mortgage-backed securities	69,959	71,886	63,049	57,091	49,704
Other debt securities (1)	14,217	12,622	13,600	10,825	8,465

Total debt securities available for sale (1)	92,465	92,860	84,737	75,181	65,090
Mortgages held for sale (2)	23,390	24,990	28,004	26,273	28,327
Loans held for sale (2)	1,287	677	734	647	965
Loans:
Commercial and commercial real estate:
Commercial	107,325	100,688	95,263	91,085	86,958
Other real estate mortgage	45,555	43,616	39,977	37,426	35,863
Real estate construction	19,943	19,715	19,213	18,932	18,510
Lease financing	7,397	7,250	7,087	6,825	6,583

Total commercial and commercial real estate	180,220	171,269	161,540	154,268	147,914
Consumer:
Real estate 1-4 family first mortgage	78,251	76,197	73,663	72,308	69,262
Real estate 1-4 family junior lien mortgage	75,838	75,379	75,018	75,263	75,272
Credit card	20,626	19,948	19,037	18,776	17,689
Other revolving credit and installment	52,638	54,104	54,842	55,910	56,546

Total consumer	227,353	225,628	222,560	222,257	218,769
Foreign	6,367	7,306	7,445	7,394	7,689

Total loans (2)	413,940	404,203	391,545	383,919	374,372
Other	1,690	2,126	2,033	1,825	1,552

Total earning assets	$547,714	$533,157	$515,821	$496,862	$477,526

FUNDING SOURCES
Deposits:
Interest-bearing checking	$6,396	$5,483	$5,487	$5,226	$5,254
Market rate and other savings	178,301	166,710	161,760	159,865	156,260
Savings certificates	41,189	37,192	37,634	41,915	42,560
Other time deposits	8,128	7,930	5,773	4,763	10,874
Deposits in foreign offices	42,771	49,054	51,884	46,641	44,991

Total interest-bearing deposits	276,785	266,369	262,538	258,410	259,939
Short-term borrowings	60,210	83,458	66,537	52,970	34,074
Long-term debt	104,112	103,745	100,552	100,686	98,012

Total interest-bearing liabilities	441,107	453,572	429,627	412,066	392,025
Portion of noninterest-bearing funding sources	106,607	79,585	86,194	84,796	85,501

Total funding sources	$547,714	$533,157	$515,821	$496,862	$477,526

NONINTEREST-EARNING ASSETS
Cash and due from banks	$11,155	$11,024	$10,875	$11,648	$12,127
Goodwill	13,544	13,531	13,171	13,161	13,091
Other	60,810	56,482	54,882	53,323	52,903

Total noninterest-earning assets	$85,509	$81,037	$78,928	$78,132	$78,121

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$91,229	$87,095	$88,041	$84,886	$86,632
Other liabilities	30,935	25,762	28,723	30,348	29,019
Preferred stockholders’ equity	16,116	—	—	—	—
Common stockholders’ equity	53,836	47,765	48,358	47,694	47,971
Noninterest-bearing funding sources used to fund earning assets	(106,607)	(79,585)	(86,194)	(84,796)	(85,501)

Net noninterest-bearing funding sources	$85,509	$81,037	$78,928	$78,132	$78,121

TOTAL ASSETS	$633,223	$614,194	$594,749	$574,994	$555,647

(1)	Includes certain preferred securities.

(2)	Nonaccrual loans are included in their respective loan categories.

Wells Fargo & Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Year ended December 31,
(in millions)	2008	2007

Balance, beginning of period	$47,628	$45,814
Cumulative effect from adoption of:
FSP 13-2 (1)	—	(71)
EITF 06-4 and 06-10 (2)	(20)	—
FAS 158 change of measurement date (3)	(8)	—
Net income	2,842	8,057
Other comprehensive income (loss), net of tax, related to:
Translation adjustments	(58)	23
Investment securities	(6,813)	(164)
Derivative instruments and hedging activities	436	322
Defined benefit pension plans	(1,362)	242
Common stock issued	14,171	1,876
Common stock issued for acquisitions	14,601	2,125
Common stock repurchased	(1,623)	(7,418)
Preferred stock issued	22,674	—
Preferred stock discount accretion	67	—
Preferred stock issued for acquisitions	8,071	—
Preferred stock released to ESOP	451	418
Stock warrants issued	2,326	—
Common stock dividends	(4,312)	(3,955)
Preferred stock dividends and accretion	(286)	—
Other, net	283	359

Balance, end of period	$99,068	$47,628

(1)	Financial Accounting Standards Board Staff Position 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Related to Income Taxes Generated by a Leveraged Lease Transaction.

(2)	Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, and Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements.

(3)	Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).

Wells Fargo & Company and Subsidiaries
FIVE QUARTER LOANS

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Commercial and commercial real estate:
Commercial	$202,469	$104,281	$99,188	$92,589	$90,468
Other real estate mortgage	103,108	44,741	41,753	38,415	36,747
Real estate construction	34,676	19,681	19,528	18,885	18,854
Lease financing	15,829	7,271	7,160	6,885	6,772

Total commercial and commercial real estate	356,082	175,974	167,629	156,774	152,841
Consumer:
Real estate 1-4 family first mortgage	247,894	77,870	74,829	73,321	71,415
Real estate 1-4 family junior lien mortgage	110,164	75,617	75,261	74,840	75,565
Credit card	23,555	20,358	19,429	18,677	18,762
Other revolving credit and installment	93,253	54,327	54,575	55,505	56,171

Total consumer	474,866	228,172	224,094	222,343	221,913
Foreign	33,882	6,903	7,514	7,216	7,441

Total loans (net of unearned income) (1)	$864,830	$411,049	$399,237	$386,333	$382,195

(1)	Total loans at December 31, 2008, includes $93.9 billion of loans acquired from Wachovia accounted for under AICPA Statement of
Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3). See page 38.
FIVE QUARTER NONACCRUAL LOANS AND OTHER ASSETS

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$1,253	$846	$685	$588	$432
Other real estate mortgage	594	296	198	152	128
Real estate construction	989	736	563	438	293
Lease financing	92	69	59	57	45

Total commercial and commercial real estate	2,928	1,947	1,505	1,235	898
Consumer:
Real estate 1-4 family first mortgage (1)	2,648	1,975	1,638	1,398	1,272
Real estate 1-4 family junior lien mortgage	894	780	668	381	280
Other revolving credit and installment	273	232	207	196	184

Total consumer	3,815	2,987	2,513	1,975	1,736
Foreign	57	61	55	49	45

Total nonaccrual loans	6,800	4,995	4,073	3,259	2,679
As a percentage of total loans	0.79%	1.22%	1.02%	0.84%	0.70%

Foreclosed assets:
GNMA loans (2)	667	596	535	578	535
Other	1,526	644	595	637	649
Real estate and other nonaccrual investments (3)	16	56	24	21	5

Total nonaccrual loans and other assets	$9,009	$6,291	$5,227	$4,495	$3,868

As a percentage of total loans	1.04%	1.53%	1.31%	1.16%	1.01%

(1)	Includes nonaccrual mortgages held for sale.

(2)	Consistent with regulatory reporting requirements, foreclosed real estate securing Government National Mortgage Association (GNMA) loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.

(3)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.

Wells Fargo & Company and Subsidiaries
CHANGES IN THE ALLOWANCE FOR CREDIT LOSSES

	Quarter ended			Year ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in millions)	2008	2008	2007	2008	2007

Balance, beginning of period	$8,027	$7,517	$4,018	$5,518	$3,964

Provision for credit losses	8,444	2,495	2,612	15,979	4,939

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(756)	(305)	(221)	(1,653)	(629)
Other real estate mortgage	(10)	(9)	(4)	(29)	(6)
Real estate construction	(85)	(36)	(9)	(178)	(14)
Lease financing	(21)	(19)	(9)	(65)	(33)

Total commercial and commercial real estate	(872)	(369)	(243)	(1,925)	(682)
Consumer:
Real estate 1-4 family first mortgage	(210)	(146)	(38)	(540)	(109)
Real estate 1-4 family junior lien mortgage	(728)	(669)	(291)	(2,204)	(648)
Credit card	(485)	(396)	(253)	(1,563)	(832)
Other revolving credit and installment	(683)	(586)	(532)	(2,300)	(1,913)

Total consumer	(2,106)	(1,797)	(1,114)	(6,607)	(3,502)
Foreign	(60)	(59)	(70)	(245)	(265)

Total loan charge-offs	(3,038)	(2,225)	(1,427)	(8,777)	(4,449)

Loan recoveries:
Commercial and commercial real estate:
Commercial	24	27	35	114	119
Other real estate mortgage	1	1	1	5	8
Real estate construction	1	—	—	3	2
Lease financing	4	3	5	13	17

Total commercial and commercial real estate	30	31	41	135	146
Consumer:
Real estate 1-4 family first mortgage	17	7	4	37	22
Real estate 1-4 family junior lien mortgage	26	28	14	89	53
Credit card	34	35	30	147	120
Other revolving credit and installment	118	117	111	481	504

Total consumer	195	187	159	754	699
Foreign	9	12	15	49	65

Total loan recoveries	234	230	215	938	910

Net loan charge-offs	(2,804)	(1,995)	(1,212)	(7,839)	(3,539)

Allowances related to business combinations/other	8,044	10	100	8,053	154

Balance, end of period	$21,711	$8,027	$5,518	$21,711	$5,518

Components:
Allowance for loan losses	$21,013	$7,865	$5,307	$21,013	$5,307
Reserve for unfunded credit commitments	698	162	211	698	211

Allowance for credit losses	$21,711	$8,027	$5,518	$21,711	$5,518

Net loan charge-offs (annualized) as a percentage of average total loans	2.69%	1.96%	1.28%	1.97%	1.03%

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CHANGES IN THE ALLOWANCE FOR CREDIT LOSSES

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Balance, beginning of quarter	$8,027	$7,517	$6,013	$5,518	$4,018

Provision for credit losses	8,444	2,495	3,012	2,028	2,612

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(756)	(305)	(333)	(259)	(221)
Other real estate mortgage	(10)	(9)	(6)	(4)	(4)
Real estate construction	(85)	(36)	(28)	(29)	(9)
Lease financing	(21)	(19)	(13)	(12)	(9)

Total commercial and commercial real estate	(872)	(369)	(380)	(304)	(243)
Consumer:
Real estate 1-4 family first mortgage	(210)	(146)	(103)	(81)	(38)
Real estate 1-4 family junior lien mortgage	(728)	(669)	(352)	(455)	(291)
Credit card	(485)	(396)	(369)	(313)	(253)
Other revolving credit and installment	(683)	(586)	(488)	(543)	(532)

Total consumer	(2,106)	(1,797)	(1,312)	(1,392)	(1,114)
Foreign	(60)	(59)	(58)	(68)	(70)

Total loan charge-offs	(3,038)	(2,225)	(1,750)	(1,764)	(1,427)

Loan recoveries:
Commercial and commercial real estate:
Commercial	24	27	32	31	35
Other real estate mortgage	1	1	2	1	1
Real estate construction	1	—	1	1	—
Lease financing	4	3	3	3	5

Total commercial and commercial real estate	30	31	38	36	41
Consumer:
Real estate 1-4 family first mortgage	17	7	7	6	4
Real estate 1-4 family junior lien mortgage	26	28	18	17	14
Credit card	34	35	40	38	30
Other revolving credit and installment	118	117	121	125	111

Total consumer	195	187	186	186	159
Foreign	9	12	14	14	15

Total loan recoveries	234	230	238	236	215

Net loan charge-offs	(2,804)	(1,995)	(1,512)	(1,528)	(1,212)

Allowances related to business combinations/other	8,044	10	4	(5)	100

Balance, end of quarter	$21,711	$8,027	$7,517	$6,013	$5,518

Components:
Allowance for loan losses	$21,013	$7,865	$7,375	$5,803	$5,307
Reserve for unfunded credit commitments	698	162	142	210	211

Allowance for credit losses	$21,711	$8,027	$7,517	$6,013	$5,518

Net loan charge-offs (annualized) as a percentage of average total loans	2.69%	1.96%	1.55%	1.60%	1.28%

Allowance for loan losses as a percentage of:
Total loans (1)	2.43%	1.91%	1.85%	1.50%	1.39%
Nonaccrual loans	309	157	181	178	198
Nonaccrual loans and other assets	233	125	141	129	137

Allowance for credit losses as a percentage of:
Total loans (1)	2.51%	1.95%	1.88%	1.56%	1.44%
Nonaccrual loans	319	161	185	185	206
Nonaccrual loans and other assets	241	128	144	134	143

(1)	Under SOP 03-3, total loans at December 31, 2008, include a non-accretable discount of $37 billion related to loans acquired from Wachovia. See page 38.

Wells Fargo & Company and Subsidiaries
NONINTEREST INCOME

	Quarter ended December 31,		%	Year ended December 31,		%
(in millions)	2008	2007	Change	2008	2007	Change

Service charges on deposit accounts	$803	$788	2%	$3,190	$3,050	5%

Trust and investment fees:
Trust, investment and IRA fees	487	585	(17)	2,161	2,305	(6)
Commissions and all other fees	174	217	(20)	763	844	(10)

Total trust and investment fees	661	802	(18)	2,924	3,149	(7)

Card fees	589	588	—	2,336	2,136	9

Other fees:
Cash network fees	45	47	(4)	188	193	(3)
Charges and fees on loans	272	274	(1)	1,037	1,011	3
All other fees	218	256	(15)	872	1,088	(20)

Total other fees	535	577	(7)	2,097	2,292	(9)

Mortgage banking:
Servicing income, net	(40)	543	NM	979	1,511	(35)
Net gains (losses) on mortgage loan origination/sales activities	(236)	220	NM	1,183	1,289	(8)
All other	81	68	19	363	333	9

Total mortgage banking	(195)	831	NM	2,525	3,133	(19)

Operating leases	62	153	(59)	427	703	(39)
Insurance	337	370	(9)	1,830	1,530	20
Net gains (losses) from trading activities	(409)	62	NM	275	544	(49)
Net gains on debt securities available for sale	721	60	NM	1,037	209	396
Net gains (losses) from equity investments	(261)	222	NM	(409)	734	NM
All other	257	264	(3)	850	936	(9)

Total	$3,100	$4,717	(34)	$17,082	$18,416	(7)

NM - Not meaningful
NONINTEREST EXPENSE

	Quarter ended December 31,		%	Year ended December 31,		%
(in millions)	2008	2007	Change	2008	2007	Change

Salaries	$2,168	$2,055	5%	$8,260	$7,762	6%
Incentive compensation	671	840	(20)	2,676	3,284	(19)
Employee benefits	338	558	(39)	2,004	2,322	(14)
Equipment	402	370	9	1,357	1,294	5
Net occupancy	418	413	1	1,619	1,545	5
Operating leases	81	124	(35)	389	561	(31)
Outside professional services	258	250	3	847	899	(6)
Insurance	214	59	263	725	416	74
Outside data processing	127	127	—	480	482	—
Travel and entertainment	117	134	(13)	447	474	(6)
Contract services	107	114	(6)	407	448	(9)
Advertising and promotion	93	100	(7)	378	412	(8)
Postage	82	85	(4)	338	345	(2)
Telecommunications	83	80	4	321	321	—
Stationery and supplies	59	61	(3)	218	220	(1)
Core deposit and other customer relationship intangibles	47	48	(2)	186	158	18
Security	44	47	(6)	178	176	1
Operating losses	96	68	41	142	437	(68)
All other	417	367	14	1,689	1,268	33

Total	$5,822	$5,900	(1)	$22,661	$22,824	(1)

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONINTEREST INCOME

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Service charges on deposit accounts	$803	$839	$800	$748	$788

Trust and investment fees:
Trust, investment and IRA fees	487	549	566	559	585
Commissions and all other fees	174	189	196	204	217

Total trust and investment fees	661	738	762	763	802

Card fees	589	601	588	558	588

Other fees:
Cash network fees	45	48	47	48	47
Charges and fees on loans	272	266	251	248	274
All other fees	218	238	213	203	256

Total other fees	535	552	511	499	577

Mortgage banking:
Servicing income, net	(40)	525	221	273	543
Net gains (losses) on mortgage loan origination/sales activities	(236)	276	876	267	220
All other	81	91	100	91	68

Total mortgage banking	(195)	892	1,197	631	831

Operating leases	62	102	120	143	153
Insurance	337	439	550	504	370
Net gains (losses) from trading activities	(409)	65	516	103	62
Net gains (losses) on debt securities available for sale	721	84	(91)	323	60
Net gains (losses) from equity investments	(261)	(507)	46	313	222
All other	257	193	182	218	264

Total	$3,100	$3,998	$5,181	$4,803	$4,717

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Salaries	$2,168	$2,078	$2,030	$1,984	$2,055
Incentive compensation	671	555	806	644	840
Employee benefits	338	486	593	587	558
Equipment	402	302	305	348	370
Net occupancy	418	402	400	399	413
Operating leases	81	90	102	116	124
Outside professional services	258	206	212	171	250
Insurance	214	144	206	161	59
Outside data processing	127	122	122	109	127
Travel and entertainment	117	113	112	105	134
Contract services	107	88	104	108	114
Advertising and promotion	93	96	104	85	100
Postage	82	83	84	89	85
Telecommunications	83	78	82	78	80
Stationery and supplies	59	53	54	52	61
Core deposit and other customer relationship intangibles	47	47	46	46	48
Security	44	45	45	44	47
Operating losses (reduction in losses)	96	63	56	(73)	68
All other	417	466	397	409	367

Total	$5,822	$5,517	$5,860	$5,462	$5,900

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1) (2)

				Quarter ended December 31,

	2008			2007
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$9,938	0.73%	$18	$2,972	4.45%	$34
Trading assets	5,004	4.50	56	4,248	3.39	37
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,165	3.75	11	926	4.18	9
Securities of U.S. states and political subdivisions	7,124	6.73	139	5,995	7.41	110
Mortgage-backed securities:
Federal agencies	51,714	6.07	769	35,434	6.15	534
Private collateralized mortgage obligations	18,245	6.40	402	14,270	5.99	214

Total mortgage-backed securities	69,959	6.18	1,171	49,704	6.11	748
Other debt securities (4)	14,217	8.10	330	8,465	7.45	161

Total debt securities available for sale (4)	92,465	6.50	1,651	65,090	6.38	1,028
Mortgages held for sale (5)	23,390	6.19	362	28,327	6.44	456
Loans held for sale (5)	1,287	4.14	14	965	7.72	19
Loans:
Commercial and commercial real estate:
Commercial	107,325	5.66	1,525	86,958	7.88	1,726
Other real estate mortgage	45,555	5.49	628	35,863	7.22	652
Real estate construction	19,943	4.49	225	18,510	7.35	343
Lease financing	7,397	5.58	103	6,583	5.92	97

Total commercial and commercial real estate	180,220	5.48	2,481	147,914	7.57	2,818
Consumer:
Real estate 1-4 family first mortgage	78,251	6.37	1,247	69,262	7.12	1,235
Real estate 1-4 family junior lien mortgage	75,838	5.85	1,114	75,272	7.92	1,503
Credit card	20,626	12.21	629	17,689	12.79	565
Other revolving credit and installment	52,638	8.35	1,107	56,546	9.54	1,359

Total consumer	227,353	7.19	4,097	218,769	8.48	4,662
Foreign	6,367	9.73	156	7,689	11.55	224

Total loans (5)	413,940	6.48	6,734	374,372	8.18	7,704
Other	1,690	5.37	23	1,552	4.95	17

Total earning assets	$547,714	6.34	8,858	$477,526	7.75	9,295

FUNDING SOURCES
Deposits:
Interest-bearing checking	$6,396	0.65	11	$5,254	2.96	39
Market rate and other savings	178,301	0.96	430	156,260	2.63	1,035
Savings certificates	41,189	2.66	275	42,560	4.33	465
Other time deposits	8,128	2.74	54	10,874	4.45	122
Deposits in foreign offices	42,771	0.69	75	44,991	4.19	475

Total interest-bearing deposits	276,785	1.22	845	259,939	3.26	2,136
Short-term borrowings	60,210	1.35	204	34,074	4.42	380
Long-term debt	104,112	3.69	964	98,012	5.06	1,245

Total interest-bearing liabilities	441,107	1.82	2,013	392,025	3.81	3,761
Portion of noninterest-bearing funding sources	106,607	—	—	85,501	—	—

Total funding sources	$547,714	1.44	2,013	$477,526	3.13	3,761

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.90%	$6,845		4.62%	$5,534

NONINTEREST-EARNING ASSETS
Cash and due from banks	$11,155			$12,127
Goodwill	13,544			13,091
Other	60,810			52,903

Total noninterest-earning assets	$85,509			$78,121

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$91,229			$86,632
Other liabilities	30,935			29,019
Preferred stockholders’ equity	16,116			—
Common stockholders’ equity	53,836			47,971
Noninterest-bearing funding sources used to fund earning assets	(106,607)			(85,501)

Net noninterest-bearing funding sources	$85,509			$78,121

TOTAL ASSETS	$633,223			$555,647

(1)	Our average prime rate was 4.06% and 7.52% for the quarters ended December 31, 2008 and 2007, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 2.77% and 5.03% for the same quarters, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1) (2)

	Year ended December 31,
	2008			2007
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$5,293	1.71%	$90	$4,468	4.99%	$223
Trading assets	4,971	3.80	189	4,291	4.37	188
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,083	3.84	41	848	4.26	36
Securities of U.S. states and political subdivisions	6,918	6.83	501	4,740	7.37	342
Mortgage-backed securities:
Federal agencies	44,777	5.97	2,623	38,592	6.10	2,328
Private collateralized mortgage obligations	20,749	6.04	1,412	6,548	6.12	399

Total mortgage-backed securities	65,526	5.99	4,035	45,140	6.10	2,727
Other debt securities (4)	12,818	7.17	1,000	6,295	7.52	477

Total debt securities available for sale (4)	86,345	6.22	5,577	57,023	6.34	3,582
Mortgages held for sale (5)	25,656	6.13	1,573	33,066	6.50	2,150
Loans held for sale (5)	837	5.69	48	896	7.76	70
Loans:
Commercial and commercial real estate:
Commercial	98,620	6.12	6,034	77,965	8.17	6,367
Other real estate mortgage	41,659	5.80	2,416	32,722	7.38	2,414
Real estate construction	19,453	5.08	988	16,934	7.80	1,321
Lease financing	7,141	5.62	401	5,921	5.84	346

Total commercial and commercial real estate	166,873	5.90	9,839	133,542	7.82	10,448
Consumer:
Real estate 1-4 family first mortgage	75,116	6.67	5,008	61,527	7.25	4,463
Real estate 1-4 family junior lien mortgage	75,375	6.55	4,934	72,075	8.12	5,851
Credit card	19,601	12.13	2,378	15,874	13.58	2,155
Other revolving credit and installment	54,368	8.72	4,744	54,436	9.71	5,285

Total consumer	224,460	7.60	17,064	203,912	8.71	17,754
Foreign	7,127	10.50	748	7,321	11.68	855

Total loans (5)	398,460	6.94	27,651	344,775	8.43	29,057
Other	1,920	4.73	91	1,402	5.07	71

Total earning assets	$523,482	6.69	35,219	$445,921	7.93	35,341

FUNDING SOURCES
Deposits:
Interest-bearing checking	$5,650	1.12	64	$5,057	3.16	160
Market rate and other savings	166,691	1.32	2,195	147,939	2.78	4,105
Savings certificates	39,481	3.08	1,215	40,484	4.38	1,773
Other time deposits	6,656	2.83	187	8,937	4.87	435
Deposits in foreign offices	47,578	1.81	860	36,761	4.57	1,679

Total interest-bearing deposits	266,056	1.70	4,521	239,178	3.41	8,152
Short-term borrowings	65,826	2.25	1,478	25,854	4.81	1,245
Long-term debt	102,283	3.70	3,789	93,193	5.18	4,824

Total interest-bearing liabilities	434,165	2.25	9,788	358,225	3.97	14,221
Portion of noninterest-bearing funding sources	89,317	—	—	87,696	—	—

Total funding sources	$523,482	1.86	9,788	$445,921	3.19	14,221

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.83%	$25,431		4.74%	$21,120

NONINTEREST-EARNING ASSETS
Cash and due from banks	$11,175			$11,806
Goodwill	13,353			11,957
Other	56,386			51,068

Total noninterest-earning assets	$80,914			$74,831

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$87,820			$88,907
Other liabilities	28,939			26,557
Preferred stockholders’ equity	4,051			—
Common stockholders’ equity	49,421			47,063
Noninterest-bearing funding sources used to fund earning assets	(89,317)			(87,696)

Net noninterest-bearing funding sources	$80,914			$74,831

TOTAL ASSETS	$604,396			$520,752

(1)	Our average prime rate was 5.09% and 8.05% for the year ended December 31, 2008 and 2007, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 2.93% and 5.30% for the same periods, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
OPERATING SEGMENT RESULTS (1)

(income/expense in millions,		Community		Wholesale		Wells Fargo				Consolidated
average balances in billions)		Banking		Banking		Financial		Other (2)		Company
Quarter ended December 31,	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
Net interest income	$4,211	$3,421	$1,368	$987	$1,145	$1,080	$—	$—	$6,724	$5,488
Provision for credit losses	4,820	2,082	415	36	1,968	494	1,241	—	8,444	2,612
Noninterest income	2,116	3,101	763	1,293	221	323	—	—	3,100	4,717
Noninterest expense	3,832	3,822	1,318	1,294	672	784	—	—	5,822	5,900

Income (loss) before income tax expense (benefit)	(2,325)	618	398	950	(1,274)	125	(1,241)	—	(4,442)	1,693
Income tax expense (benefit)	(1,102)	(40)	126	325	(484)	47	(435)	—	(1,895)	332

Net income (loss)	$(1,223)	$658	$272	$625	$(790)	$78	$(806)	$—	$(2,547)	$1,361

Average loans	$223.6	$210.9	$124.0	$95.1	$66.3	$68.4	$—	$—	$413.9	$374.4
Average assets	396.7	346.8	161.3	128.3	69.4	74.7	5.8	5.8	633.2	555.6
Average core deposits	262.9	245.3	82.1	69.5	—	—	—	—	345.0	314.8

Year ended December 31,

Net interest income	$16,188	$13,099	$4,474	$3,648	$4,481	$4,227	$—	$—	$25,143	$20,974
Provision for credit losses	9,560	3,187	1,115	69	4,063	1,683	1,241	—	15,979	4,939
Noninterest income	11,748	11,832	4,221	5,300	1,113	1,284	—	—	17,082	18,416
Noninterest expense	14,352	14,695	5,546	5,077	2,763	3,052	—	—	22,661	22,824

Income (loss) before income tax expense (benefit)	4,024	7,049	2,034	3,802	(1,232)	776	(1,241)	—	3,585	11,627
Income tax expense (benefit)	999	1,943	647	1,332	(468)	295	(435)	—	743	3,570

Net income (loss)	$3,025	$5,106	$1,387	$2,470	$(764)	$481	$(806)	$—	$2,842	$8,057

Average loans	$218.8	$194.0	$112.1	$85.6	$67.6	$65.2	$—	$—	$398.5	$344.8
Average assets	375.0	330.6	151.6	113.3	72.0	71.1	5.8	5.8	604.4	520.8
Average core deposits	254.6	242.2	70.6	60.9	—	—	—	—	325.2	303.1

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect the realignment of our corporate trust business into Wholesale Banking in first quarter 2008, results for prior periods have been revised.

(2)	The $1.2 billion provision for credit losses recorded at the enterprise level for 2008 represents a provision to conform Wachovia estimated loss emergence coverage periods to Wells Fargo policies. Average assets include unallocated goodwill held at the enterprise level.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER OPERATING SEGMENT RESULTS (1)

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(income/expense in millions, average balances in billions)	2008	2008	2008	2008	2007

COMMUNITY BANKING
Net interest income	$4,211	$4,205	$4,136	$3,636	$3,421
Provision for credit losses	4,820	1,431	1,996	1,313	2,082
Noninterest income	2,116	2,998	3,411	3,223	3,101
Noninterest expense	3,832	3,447	3,737	3,336	3,822

Income (loss) before income tax expense (benefit)	(2,325)	2,325	1,814	2,210	618
Income tax expense (benefit)	(1,102)	738	580	783	(40)

Net income (loss)	$(1,223)	$1,587	$1,234	$1,427	$658

Average loans	$223.6	$220.5	$215.9	$214.9	$210.9
Average assets	396.7	380.4	365.9	356.7	346.8
Average core deposits	262.9	254.9	252.6	248.4	245.3

WHOLESALE BANKING
Net interest income	$1,368	$1,054	$1,020	$1,032	$987
Provision for credit losses	415	294	245	161	36
Noninterest income	763	728	1,480	1,250	1,293
Noninterest expense	1,318	1,393	1,420	1,415	1,294

Income before income tax expense	398	95	835	706	950
Income tax expense	126	12	278	231	325

Net income	$272	$83	$557	$475	$625

Average loans	$124.0	$116.2	$107.6	$100.6	$95.1
Average assets	161.3	156.6	149.9	138.5	128.3
Average core deposits	82.1	65.2	65.8	68.9	69.5

WELLS FARGO FINANCIAL
Net interest income	$1,145	$1,122	$1,122	$1,092	$1,080
Provision for credit losses	1,968	770	771	554	494
Noninterest income	221	272	290	330	323
Noninterest expense	672	677	703	711	784

Income (loss) before income tax expense (benefit)	(1,274)	(53)	(62)	157	125
Income tax expense (benefit)	(484)	(20)	(24)	60	47

Net income (loss)	$(790)	$(33)	$(38)	$97	$78

Average loans	$66.3	$67.5	$68.0	$68.4	$68.4
Average assets	69.4	71.4	73.1	74.0	74.7

OTHER
Net interest income	$—	$—	$—	$—	$—
Provision for credit losses	1,241	—	—	—	—
Noninterest income	—	—	—	—	—
Noninterest expense	—	—	—	—	—

Income (loss) before income tax expense (benefit)	(1,241)	—	—	—	—
Income tax expense (benefit)	(435)	—	—	—	—

Net income (loss)	$(806)	$—	$—	$—	$—

Average assets (2)	$5.8	$5.8	$5.8	$5.8	$5.8

CONSOLIDATED COMPANY
Net interest income	$6,724	$6,381	$6,278	$5,760	$5,488
Provision for credit losses	8,444	2,495	3,012	2,028	2,612
Noninterest income	3,100	3,998	5,181	4,803	4,717
Noninterest expense	5,822	5,517	5,860	5,462	5,900

Income (loss) before income tax expense (benefit)	(4,442)	2,367	2,587	3,073	1,693
Income tax expense (benefit)	(1,895)	730	834	1,074	332

Net income (loss)	$(2,547)	$1,637	$1,753	$1,999	$1,361

Average loans	$413.9	$404.2	$391.5	$383.9	$374.4
Average assets	633.2	614.2	594.7	575.0	555.6
Average core deposits	345.0	320.1	318.4	317.3	314.8

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect the realignment of our corporate trust business into Wholesale Banking in first quarter 2008, results for prior periods have been revised.

(2)	The $1.2 billion provision for credit losses recorded at the enterprise level for 2008 represents a provision to conform Wachovia estimated loss emergence coverage periods to Wells Fargo policies. Average assets include unallocated goodwill held at the enterprise level.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Residential MSRs measured using the fair value method:
Fair value, beginning of quarter	$19,184	$19,333	$14,956	$16,763	$18,223
Purchases	—	57	82	52	314
Acquired from Wachovia	479	—	—	—	—
Servicing from securitizations or asset transfers	808	851	994	797	872
Sales	—	—	(177)	(92)	—

Net additions	1,287	908	899	757	1,186

Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	(5,129)	(546)	4,132	(1,798)	(1,935)
Other changes in fair value (2)	(628)	(511)	(654)	(766)	(711)

Total changes in fair value	(5,757)	(1,057)	3,478	(2,564)	(2,646)

Fair value, end of quarter	$14,714	$19,184	$19,333	$14,956	$16,763

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Amortized MSRs:
Balance, beginning of quarter	$433	$442	$455	$466	$460
Purchases	3	2	2	3	19
Acquired from Wachovia	1,021	—	—	—	—
Servicing from securitizations or asset transfers	6	8	4	5	7
Amortization	(18)	(19)	(19)	(19)	(20)

Balance, end of quarter (1)	$1,445	$433	$442	$455	$466

Fair value of amortized MSRs:
Beginning of quarter	$622	$595	$601	$573	$602
End of quarter	1,555	622	595	601	573

(1)	There was no valuation allowance recorded for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2008	2008	2008	2008	2007

Servicing income, net:
Servicing fees (1)	$952	$980	$959	$964	$994
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	(5,129)	(546)	4,132	(1,798)	(1,935)
Other changes in fair value (3)	(628)	(511)	(654)	(766)	(711)

Total changes in fair value of residential MSRs	(5,757)	(1,057)	3,478	(2,564)	(2,646)
Amortization	(18)	(19)	(19)	(19)	(20)
Net derivative gains (losses) from economic hedges (4)	4,783	621	(4,197)	1,892	2,215

Total servicing income, net	$(40)	$525	$221	$273	$543

Market-related valuation changes to MSRs, net of hedge results (2) + (4)	$(346)	$75	$(65)	$94	$280

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in billions)	2008	2008	2008	2008	2007

Managed servicing portfolio:
Loans serviced for others (1)	$1,860	$1,464	$1,446	$1,431	$1,430
Owned loans serviced (2)	268	97	100	103	98

Total owned servicing	2,128	1,561	1,546	1,534	1,528
Sub-servicing	26	19	20	21	23

Total managed servicing portfolio	$2,154	$1,580	$1,566	$1,555	$1,551

Ratio of MSRs to related loans serviced for others	0.87%	1.34%	1.37%	1.08%	1.20%

Weighted-average note rate (owned servicing only)	5.92%	5.98%	6.00%	6.00%	6.01%

(1)	Consists of 1-4 family first mortgage and commercial mortgage loans.

(2)	Consists of mortgages held for sale and 1-4 family first mortgage loans.

Wells Fargo & Company and Subsidiaries
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in billions)	2008	2008	2008	2008	2007

Application Data:
Wells Fargo Home Mortgage first mortgage quarterly applications	$116	$83	$100	$132	$91
Refinances as a percentage of applications	68%	39%	44%	62%	52%
Wells Fargo Home Mortgage first mortgage unclosed pipeline, at quarter end	$71	$41	$47	$61	$43

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in billions)	2008	2008	2008	2008	2007

Residential Real Estate Originations: (1)
Quarter:
Wells Fargo Home Mortgage first mortgage loans:
Retail	$20	$23	$31	$34	$28
Correspondent/Wholesale	28	25	27	27	22
Home equity loans and lines	1	2	3	3	4
Wells Fargo Financial	1	1	2	2	2

Total	$50	$51	$63	$66	$56

Year-to-date	$230	$180	$129	$66	$272

(1)	Consists of residential real estate originations from all Wells Fargo channels.

Wells Fargo & Company and Subsidiaries
HOME EQUITY PORTFOLIOS (1)

				% of loans
				two payments	Annualized loss rate
	Outstanding balances		or more past due		Quarter ended
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,
(in millions)	2008	2008	2008	2008	2008	2008

Liquidating portfolio
California	$4,008	$4,146	6.69%	5.18%	12.32%	11.88%
Florida	513	534	8.41	6.74	13.60	14.57
Arizona	244	255	7.40	5.02	13.19	10.45
Texas	191	199	1.27	0.96	1.67	1.64
Minnesota	127	130	3.79	3.29	5.25	6.25
Other	5,226	5,390	3.28	2.68	4.73	3.72

Total	10,309	10,654	4.93	3.89	8.27	7.59

Core portfolio (2)
California	31,544	27,640	2.95	2.50	3.94	3.61
Florida	11,781	2,536	3.36	5.20	4.39	6.28
New Jersey	7,888	1,844	1.41	1.56	0.78	1.79
Virginia	5,688	1,740	1.50	1.40	1.56	1.71
Pennsylvania	5,043	995	1.10	1.27	0.52	0.72
Other	56,415	38,540	1.97	1.60	1.59	1.44

Total	118,359	73,295	2.27	2.05	2.39	2.43

Total liquidating and core portfolios	128,668	83,949	2.48	2.29	2.87	3.09

SOP 03-3 portfolio	821	—

Total home equity portfolios	$129,489	$83,949

(1)	Consists of real estate 1-4 family junior lien mortgages and lines of credit secured by real estate from all groups, including the National Home Equity Group, Wachovia, Wells Fargo Financial and Wealth Management.

(2)	Loss rates for the core portfolio in the table above reflect fourth quarter 2008 results for Wachovia (not included in the Wells Fargo reported results) and Wells Fargo. For the Wells Fargo core portfolio on a stand-alone basis, outstanding balances and related annualized loss rates were $29,399 million (3.81%) for California, $2,677 million (6.87%) for Florida, $1,925 million (1.29%) for New Jersey, $1,827 million (1.26%) for Virginia, $1,073 million (1.17%) for Pennsylvania, $38,934 million (1.77%) for all other states, and $75,835 million (2.71%) in total, at December 31, 2008.

Wells Fargo & Company and Subsidiaries
SELECTED WACHOVIA LOAN DATA
Loans from Wachovia acquisition

	December 31, 2008
			SOP 03-3 loans
			Balance
		Non-	prior to non-	Non-
		SOP 03-3	accretable	accretable
(in millions)	Total (1)	loans	discount	discount

Pick-a-Pay	$95,315	$57,700	$61,946	$(24,331)
Other consumer	151,491	149,013	5,250	(2,772)

Total consumer	246,806	206,713	67,196	(27,103)

Commercial and commercial real estate	171,362	154,517	26,098	(9,253)

Foreign	27,897	26,038	2,717	(858)

Total	$446,065	$387,268	$96,011	$(37,214)

(1)	Includes $6.7 billion to adjust contractual interest to market rates, including $2.1 billion related to the SOP 03-3 portfolio.
Pick-a-Pay Loan Portfolio

	December 31, 2008
	Non-SOP 03-3 loans		SOP 03-3 loans
			Balance			Ratio
			prior to non-			of carrying
	Outstanding	Current	accretable	Current	Carrying	amount to
(in millions)	balance	LTV ratio (1)	discount (2)	LTV ratio (1)	amount	current value

California	$28,107	86%	$42,650	133%	$25,472	85%
Florida	6,099	89	5,992	119	3,439	76
New Jersey	3,545	74	1,809	94	1,246	60
Texas	2,231	61	562	72	385	49
Arizona	1,449	95	1,552	133	895	85
Other states	16,269	75	9,381	92	6,178	61

Total	$57,700		$61,946		$37,615

(1)	Current loan-to-value (LTV) ratio is based on collateral values updated quarterly by an independent vendor. LTV ratio includes outstanding balance on equity lines of credit (included in the Home Equity table) that share common collateral and are junior to the above Pick-a-Pay loans.
(2)	Includes $2.1 billion to adjust contractual interest to market rates.